NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Agrees to Take Equity Stake in CH Biotech R&D

Loveland Products investment will expand biotechnology R&D efforts for novel plant health technologies

November 5, 2014

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU– Agrium Inc., through its subsidiary Loveland Products, Inc., and CH Biotech R&D Co., Ltd. (“CH Biotech”), an agricultural technology company that develops and markets plant health and nutrition technologies, today announced that Loveland Products has signed a definitive agreement to take an equity stake in CH Biotech. Under the terms of the agreement, Agrium will have the right to obtain exclusive, worldwide distribution rights to CH Biotech’s existing plant health technologies as well as access to new product and technology opportunities. It will also allow CH Biotech to further collaborate with Agrium to expand their plant health-focused research and development initiatives.

“This integrated strategic partnership and investment continues to build our offering of next-generation plant health technologies, allowing us to provide a diverse and highly complementary product portfolio to meet the changing needs of our grower customers around the world,” said Brent Smith, Vice President of Agrium’s Loveland Products. “We are highly focused on integrating and advancing our business and products with proprietary technologies, as evidenced by this and several other strategic investments made earlier this year. The pace at which technology in the plant health sector is advancing is rapid and we will continue to seek out complementary and innovative relationships in an effort to bring the advantages these products offer to the market in the most efficient manner.”

Agrium’s Loveland Products currently markets and distributes several CH Biotech technologies including the brands Radiate®, NutriSync® and Consensus®, which are product technologies focused on improving root development, stress reduction, and nutrient utilization.

“We are excited to increase our research and development initiatives with Agrium through Loveland Products,” said Chen Pang Wu, Chairman and CEO of CH Biotech. “Our recently completed world class research and development center in Taiwan is dedicated to discovering and developing novel technologies that create significant value and an excellent return on investment for growers. This partnership will allow us to further expand and grow that portfolio around the world.”

Earlier this year, Agrium announced that it had taken a controlling interest in Agricen, an agricultural technology company delivering innovative biochemical-based solutions and products for plant nutrition. Agrium also recently announced a commercialization and technology development agreement for soil and plant health nutritional products with Actagro, a premier developer, manufacturer, and marketer of environmentally sustainable soil and plant health technology solutions.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

About Loveland Products, Inc.

Loveland Products, Inc. offers a complete line of high-performance input products to the global agricultural and professional non-crop industries. Loveland Products’ diversified portfolio of premium products consists of seed treatment, plant nutrition, fertilizer, adjuvant and crop protection products, which are available through Agrium Retail in North America, South America and Australia, and through distribution partners in over 40 countries globally. Loveland Products strives to bring new, unique products and technologies to the marketplace to provide innovative solutions to problems across the agricultural and professional non-crop industries. For more information, please visit www.lovelandproducts.com.

About CH Biotech R&D Co., Ltd

CH Biotech is a research and development based plant science biotechnology company that develops, manufactures, and markets plant health and nutrition technologies. Based in Taiwan, CH Biotech offers unique, science-based technology focused on improving plant growth, yield, and quality across a wide range of crops around the world.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, risks associated with the research and development and earnings potential of future plant health products in this agreement , and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com

CH Biotech R&D Co., Ltd Media Contact:

Winston Chang

(909)-938-3832

wenchou@chbio.com.tw

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